EXHIBIT 4.1

SHAREHOLDER AGREEMENT

THIS SHAREHOLDER AGREEMENT (this “Agreement”) is made and entered into as of January 16, 2015 (the “Effective Date”), by and among (a) PRECISION AEROSPACE COMPONENTS, INC., a Delaware corporation (the “Company”), (b) C3 CAPITAL PARTNERS III, L.P., a Delaware limited partnership (together with its successors and assigns, “C3”), and (c) PRECISION GROUP HOLDINGS LLC, a New Jersey limited liability company (together with its successors and assigns, “Holdings”). C3 and Holdings, and such other Persons who become shareholders of the Company in the future and bound by the terms of this Agreement, are collectively referred to in this Agreement as “Shareholders.”

RECITALS

The following recitals are a material part of this Agreement.

A. The Company is authorized to issue an aggregate of up to 100,000,000 shares of common stock, $0.001 par value per share (the “Common Stock”).

B. The Company and Shareholders desire to enter into an agreement among themselves concerning, among other things, the Transfer or other disposition of securities of the Company, capital calls and the governance of the Company, on the terms set forth on this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. The following terms shall have the following meanings:

“Act” has the meaning set forth in Section 2.1(a)(ii).

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, and (ii) any officer, director, managing member, or manager of any Person described in clause (i) of this sentence. For purposes of this definition, “controlling,” “controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise, but shall not mean a Person’s spouse or any other family member of such Person.

“Business Day” means any day which is not a Saturday, Sunday, or legal holiday on which banks in New Jersey are required to be closed.

“Bylaws” mean the Bylaws of the Company, as certified to C3 by the Company on the Effective Date and all subsequent amendments thereto and restatements thereof.

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“Certificate” means the Certificate of Incorporation of the Company filed in the office of the Secretary of State of Delaware on December 28, 2005, and all subsequent amendments thereto and restatements thereof.

“Commission” means the United States Securities and Exchange Commission or any successor agency.

“Common Stock” means the Company’s common stock, $0.001 par value per share, any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock, and all other stock of any class or classes (however designated) of the Company the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference.

“Company Group” means the Company and its subsidiaries.

“Director” means each member of the board of directors of the Company, which on the Effective Date are John Wachter, William Golden, Andrew S. Prince and Donald Barger, and any other Person that succeeds such Directors, or any other Person elected to act as a Director of the Company as set forth in Section 4.1. “Directors” refers to such Persons as a group (or such Person, if only one is then serving). Unless otherwise specifically provided in this Agreement, an action of the Directors shall require the written approval of a majority of the Directors.

“Ownership Percentage” means, as to a Shareholder, such Shareholder’s proportionate ownership of all of the issued and outstanding Shares of the Company.

“Permitted Transferee” has the meaning set forth in Section 3.1(b).

“Person” means any individual, general partnership, partnership, limited partnership, corporation, joint venture, trust, limited liability company, cooperative, association, unincorporated organization, benefit plan, governmental, quasi-governmental, judicial or regulatory entity or any department, agency or political subdivision thereof or any other type of entity.

“Rule 144” has the meaning set forth in Section 2.2.

“Sale Transaction” shall mean a transaction involving the sale of all or substantially all of the assets of the Company, the sale or exchange of all of the Shares and other interests in the Company for cash, property, shares, or securities of another Person, or the merger of the Company with or into another Person pursuant to which all of the Shares and other interests in the Company are converted or exchanged into cash, property, shares, or securities of another Person.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of the Effective Date, by and among the Company, C3, Freundlich Supply Company, Inc., Tiger-Tight Corp, Aero-Missile Components, Inc., and Creative Assembly Systems, Inc., as amended, modified, supplemented, restated, and replaced from time to time.

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“Shares” means shares of Common Stock now or hereafter issued to or acquired by the Shareholder and all shares of capital stock of the Company, including the Common Stock and all or other securities of the Company or any successor of the Company issued or issuable as a result of any stock dividends on, or stock split or reclassification or conversion of, or in exchange for, any such Common Stock or issued or issuable with respect to such Common Stock in connection with any merger or reorganization or similar transaction involving the Company.

“Transfer” has the meaning set forth in Section 3.1(a).

“Transferring Shareholder” has the meaning set forth in Section 3.1(a).

2. Compliance with Securities Laws.

2.1 Restrictions on Transfer. Notwithstanding anything in this Agreement to the contrary, each Shareholder agrees that, prior to making any Transfer of any Shares (other than a Transfer to the Company or to another Shareholder as required or permitted by this Agreement), such Shareholder will give written notice to the Company describing the manner of such proposed Transfer. Each such Shareholder further agrees that such proposed Transfer will not be effected until:

(a) the Company has notified such Shareholder in writing that either:

(i) in the opinion of Shareholder’s counsel reasonably acceptable to the Company (which is provided on behalf of the Shareholder), no registration of such Shares under the Act is required in connection with such proposed Transfer; or

(ii) a registration statement under the Securities Act of 1933, as amended (the “Act”) covering such proposed disposition has been filed by the Company with the Commission and has become effective under the Act; and

(b) the Company has notified such Shareholder that either:

(i) in the opinion of counsel reasonably acceptable to the Company, no registration or qualification under the securities or “blue sky” laws of any state is required in connection with such proposed disposition; or

(ii) compliance with applicable state securities or “blue sky” laws has been effected.

The Company will use all reasonable efforts to respond to any such notice from a Shareholder within ten (10) Business Days of its receipt of such notice.

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2.2 Rule 144 Acknowledgment. Each Shareholder acknowledges that such Person is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Act (“Rule 144”), and that such Person has been advised that Rule 144 permits, only under certain circumstances, the resale of restricted securities such as the Shares now held or being acquired by such Person contemporaneously with the execution of this Agreement, but that Rule 144 is not currently, and may not in the future become, available to permit resales by such Person of any Shares. Each Shareholder understands that, to the extent that Rule 144 is not available, such Person will be unable to sell any Shares without either registration under the Act or the existence of another exemption from such registration requirement, and that the Company has no obligation whatsoever (except as set forth in this Agreement) to any Shareholder to register any Shares.

3. Additional Restrictions on Transfer.

3.1 Transfers of Interests.

(a) General. No Shareholder or any transferee of a Shareholder’s Shares shall directly or indirectly, or by operation of law, sell, assign, exchange, pledge, gift, transfer, or make any other disposition (collectively, “Transfer”) all or any portion of, or any interests or rights in, the Shares owned by the Shareholder (the “Transferring Shareholder”) or transferee except as may be expressly permitted by this Agreement.

(b) Permitted Transfers by Shareholders. All or part of the Shares of any Shareholder may be Transferred, at the election of a Shareholder, to a transferee (a “Permitted Transferee”) as follows:

(i) At any time, to any other Shareholder or an Affiliate of the Shareholder; or

(ii) Pursuant to a Transfer in accordance with Section 3.2.

3.2 Right of First Refusal; Tag Along-Take Along Rights. If at any time a Shareholder (“Selling Shareholder”) desires to Transfer all (but not less than all) of his or her Shares (“Subject Shares”) to a third party pursuant to a bona fide offer to purchase for cash, or cash and notes, and such Transfer would constitute a permitted Transfer in accordance with Section 3.1, the following shall apply:

(a) The Selling Shareholder shall give to each other Shareholder (collectively “Other Shareholders”) a written offer describing the Subject Shares, the name of the proposed purchaser, the price and payment terms, and other terms and conditions offered by the proposed purchaser (“Offer”);

(b) The Other Shareholders shall have thirty (30) days after the receipt of the Offer to accept the terms and conditions set forth in the Offer, as buyer, by giving written notice thereof to the Selling Shareholder. Subject to subsection (c) below, each Other Shareholder shall have the right to purchase a portion of the Subject Shares equal to (i) a fraction the numerator of which is the number of Shares owned by the Other Shareholder and the denominator of which is the total number of Shares owned by all of the Other Shareholders who desire to purchase part of the Subject Shares (on an as converted to common stock basis), or (ii) such other portion as shall be agreed upon by all such Other Shareholders who desire to so purchase;

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(c) If some or all of the Other Shareholders agree to purchase all (but not less than all) of the Subject Shares, then the Selling Shareholder and the Other Shareholders who are purchasing shall close the purchase upon the terms and conditions of the Offer within 60 days after the Offer is made (or, if later, the closing date set forth in the Offer). If the purchase price set forth in the Offer includes any secured notes or third party guarantees, a pledge of the Subject Shares as collateral by the purchasing Other Shareholders shall be deemed equivalent to the collateral described in the Offer;

(d) If the Other Shareholders fail to agree to purchase all of the Subject Shares within the time period set out above, the Selling Shareholder shall have the right to consummate the sale or conveyance of all of the Subject Shares so long as (i) the purchaser is the proposed purchaser named in the Offer, (ii) the price, payment, and other terms are at least as favorable to the Selling Shareholder as those set forth in the Offer, (iii) the closing occurs on or before the date set forth in the Offer (but not more than 120 days after the date of the Offer), (iv) if any Other Shareholder makes any applicable election described in subsection (e) below, the Shares of such Other Shareholder are also purchased by the proposed purchaser, and (v) unless all of the Shares are being sold under subsection (e) below, the purchaser is not a competitor (or Person affiliated or related to a competitor) of the Company (as determined by vote of the Board of Directors, other than the selling Shareholder(s), if a Director or an Affiliate of a Director);

(e) If the Other Shareholders fail to agree to purchase all of the Subject Shares within the time period set out above and the Subject Shares(s) being sold under subsection (d) above constitute at least 50.1% of all of the outstanding Shares, then for a period of 15 days following the expiration of the Offer to the Other Shareholders (i) each Other Shareholder shall have the right to elect to participate in the sale as a seller of all of such Other Shareholder’s Shares along with the sale by the Selling Shareholder(s) for the same consideration per Share and upon the same terms and conditions relating to Shares as the Selling Shareholder(s), and (ii) the Selling Shareholder(s) shall have the right to require all (but not less than all) of the Other Shareholders to participate in the sale as sellers of their Shares along with the sale by the Selling Shareholder(s) for the same consideration per Share and upon the same terms and conditions relating to Shares as the Selling Shareholder(s). Shareholder(s) exercising such right shall give written notice of exercise to Corporation and the other applicable Shareholders by the end of such 15 day period. At the closing, each participating Shareholder shall execute and deliver all documents as may be reasonably required to effectuate the transfer of the applicable Shares, free and clear of all liens, claims, and encumbrances of any type, other than this Agreement, and each participating Shareholder shall execute such other instruments as may be reasonably required of all participating Shareholders. All employment, consulting, covenant not to compete, and similar payments or to be paid, directly or indirectly, to a Shareholder or its affiliates by the purchaser or its affiliates (and not all Shareholders on a per Share basis) shall be limited to reasonable amounts; and

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(f) Any purchaser of the Subject Shares under subsection (d) or (e) above desiring to make a further sale or conveyance of any part of the Subject Shares shall be subject to this Agreement.

3.3 Transferor Remains Liable for Existing Obligations. A Transfer of Shares by a Shareholder shall not relieve the Shareholder of any obligations under this Agreement, the Act, or otherwise imposed by law, arising prior to such Transfer.

3.4 Transfers in Violation of this Agreement. No Shares may be Transferred unless all of the following conditions are satisfied:

(a) In the case of a Transfer that is not a permitted Transfer in accordance with Section 3.1(b), all of the Directors (excluding any Director that is an Affiliate of the selling Shareholder) have consented in writing to such substitution;

(b) A fully executed and acknowledged written instrument has been delivered to the Directors signed by the transferee agreeing to be bound by this Agreement; and

(c) The Selling Shareholder executes a stock power in form reasonably acceptable to the Directors (excluding any Director that is an Affiliate of the Selling Shareholder).

Any Transfer or attempted Transfer in violation of this Agreement shall be null and void and have no effect.

4. Shareholder Voting Agreements.

4.1 Directors. For so long as C3 or an Affiliate of C3 owns Shares, C3 shall each be entitled to elect one (1) Director of the Company (the “C3 Director”). The C3 Director shall serve at the discretion of C3 and may be removed at any time and for any reason, with or without cause, only by C3. If the C3 Director dies, resigns, is removed, becomes incapacitated, or otherwise fails or ceases to act as a Director for any reason, C3 shall have the sole and exclusive right and option to fill such vacancy in its discretion. Meetings of the Directors will be held as follows: (a) at least monthly for the first six (6) months after the Effective Date; (b) at least on a quarterly basis thereafter; and (c) at least two (2) of such meetings per year shall be in person. Directors may participate in any meeting of the Directors by means of a conference telephone or similar communications equipment, so long as all Persons participating in the meeting can hear one another. Such participation in a meeting constitutes presence in person at the meeting.

4.2 Board Observation Right. The Company shall allow two (2) observers designated by C3 to attend all meetings of the Directors (including executive sessions) in a nonvoting capacity, and in connection therewith, the Company shall give such observer copies of all notices, minutes, consents, and other materials, financial or otherwise, which the Company provides to its Directors; provided, however, that the observer may be excluded from any portion of any meeting where counsel for the Company is present and such exclusion is necessary to preserve any attorney-client privilege with respect to the communications during such portion of the meeting.

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4.3 Sale Transaction. Notwithstanding any provision of the Certificate, Bylaws or this Agreement to the contrary, the Company shall not enter, approve, cause, consent, or permit the Company or any Company Group member to enter into any Sale Transaction without the prior written consent of C3 for so long as C3 or an Affiliate of C3 owns Shares.

4.4 Unanimous Director Consent. Notwithstanding any provision of the Certificate, Bylaws or this Agreement to the contrary, the Company shall not take, enter, approve, cause, consent, or permit the Company or any Company Group member to take any of the following actions without the prior unanimous written consent of the Directors (excluding any Director that either directly or through an Affiliate has a personal interest in the action):

(a) change the compensation for any Director or officer or any employee of the Company or any Company Group member that is also a Shareholder or an Affiliate of a Shareholder; or

(b) cause or permit the Company (or any of its Affiliates) to contract or amend, supplement, replace, or modify any contract for the services of any Director, Shareholder or Affiliate thereof (or any Affiliate of the Company).

4.5 C3 Consent. Notwithstanding any provision of the Certificate, Bylaws, or this Agreement to the contrary, the Directors shall not take any of the following actions without the prior written consent of C3:

(a) make any amendment to the Certificate, Bylaws, or this Agreement;

(b) make, consent to, approve, cause, or permit any amendment to the charter or bylaws of any Company Group member;

(c) make an assignment for the benefit of the Company’s creditors, or admit in writing the Company’s inability to pay its debts as they become due, or file a voluntary petition in bankruptcy, or file any petition or answer seeking for the Company any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief, or file any answer admitting or not contesting the material allegations of a petition filed against the Company in any such proceedings, or seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of the Company or of all or any substantial part (20% or more) of the properties of the Company;

(d) approve or consent to any Company Group member making an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts as they become due, or file a voluntary petition in bankruptcy, or filing any petition or answer seeking for any Company Group member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief, or filing any answer admitting or not contesting the material allegations of a petition filed against any Company Group member in any such proceedings, or seeking or consenting to or acquiescing in the appointment of any trustee, receiver, or liquidator of any Company Group member or of all or any substantial part (20% or more) of the properties of any Company Group member;

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(e) approve any redemption or repurchase of Shares;

(f) approve any payment of dividends or other distributions;

(g) approve the issuance of Shares or other capital stock of the Company or any Company Group member;

(h) approve the incurrence of new indebtedness in excess of $100,000.00; or

(i) enter into, agree to, or otherwise undertake any transaction with any Affiliate of Company, except for transactions disclosed in or contemplated by the Securities Purchase Agreement.

4.6 Additional Restrictions. Notwithstanding any provision of the Certificate, Bylaws, or this Agreement to the contrary, no Shareholder or any Affiliate of any Shareholder may directly or indirectly loan, advance, or otherwise provide any funds or compensation or transfer any securities of the Company or any Company Group member to another Shareholder without the prior written consent of C3.

4.7 Management of Company Group Members and Observer Rights. Until such time as C3 is no longer a Shareholder, the Directors shall cause each Company Group member (excluding the Company) to have one (1) director at all times to be designated by C3. The Company shall cause each such Company Group member to allow one observer designated by C3 to attend all meetings of the Board of Directors of such Company Group member (including executive sessions) in a nonvoting capacity, and in connection therewith, the Company shall cause each such Company Group member to give such observer copies of all notices, minutes, consents, and other materials, financial or otherwise, which such Company Group member provides to its Board; provided, however, that the observer may be excluded only from any portion of any meeting where counsel for the Company is present and such exclusion is necessary to preserve any attorney-client privilege with respect to the communications during such portion of the meeting.

4.8 Irrevocable Proxies. The voting power of the Ownership Percentage of Holdings has been previously granted to C3 upon the occurrence of certain events pursuant to duly executed undated Irrevocable Proxies.

4.9 Reimbursement of Fees and Expenses. Directors and members of committees shall receive reasonable compensation for their services. Directors and members of committees shall be reimbursed for all reasonable expenses (including travel expenses) incurred in connection with their service as a director or member of a committee. This Section shall not be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise, and receiving compensation for those services.

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5. Termination. This Agreement shall terminate only upon the unanimous written consent of the Shareholders.

6. Miscellaneous.

6.1 Notices. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid), mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid or sent via electronic mail to the email address set forth below with a copy mailed to the recipient as set forth above. Such notices, demands, and other communications shall be sent to the Company and to the Shareholders as follows:

If to Holdings:	20 Nassau Street, Ste. M
Princeton, NJ 08542
Attn: John Wachter
Email: jfwachter@polymathescapital.com

If to C3:	C3 Capital Partners III, L.P.
c/o C3 Capital, LLC
1511 Baltimore, Suite 500
Kansas City, MO 64108
Attn: Pat Healy
Email: phealy@c3cap.com

With a copy to:	Polsinelli PC
900 W. 48th Place, Suite 900
Kansas City, MO 64112
Attn: Kraig Kohring
Email: kkohring@polsinelli.com

If to any other Shareholder, to such holder at his, her, or its address set forth in the Company’s stock transfer register.

6.2 Changes and Modifications; Termination; Actions Under this Agreement. This Agreement may not be orally changed, modified, extended, or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be terminated, changed, modified, or extended, and consents hereunder may be granted, only by an agreement in writing signed by Shareholders holding 80% or more of the voting power of the Shares subject to this Agreement; provided, however, no such amendment, modification or termination may adversely affect the rights of any former Shareholder to receive any amounts payable to it, him, or her hereunder.

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6.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns.

6.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument.

6.5 Severability. If in any judicial proceedings a court shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced.

6.6 Jurisdiction; Governing Law; Attorneys’ Fees. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any state other than the State of New Jersey. Each of the parties: (a) submits to the jurisdiction of any state or federal court sitting in the Western District of Missouri in any legal suit, action or proceeding arising out of or relating to this Agreement; (b) agrees that all claims in respect of the action or proceeding shall be heard or determined in any such court; and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.1. Each party agrees that a final non-appealable judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law, statute, rule, or regulation. In any action brought to enforce the terms of this agreement, the prevailing party shall be entitled to such award of attorneys’ fees and costs as may be determined by the court to be reasonable.

6.7 Remedies. The parties hereto shall have all remedies for breach of this Agreement available to them provided by law or equity. Without limiting the generality of the foregoing, the parties agree that in addition to all other rights and remedies available at law or in equity, the parties shall be entitled to obtain specific performance of the obligations of each party to this Agreement and immediate injunctive relief, and that if any action or proceeding is brought in equity to enforce the same, no Shareholder will urge, as a defense, that there is an adequate remedy at law.

6.8 Legends. Each certificate representing Shares shall bear a legend in substantially the following form:

THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT PURPOSES. SAID SHARES MAY NOT BE SOLD OR TRANSFERRED UNLESS (A) THEY HAVE BEEN REGISTERED UNDER SAID ACT, OR (B) THE CORPORATION IS PRESENTED A WRITTEN OPINION SATISFACTORY TO COUNSEL FOR THE CORPORATION OR A ‘NO-ACTION’ INTERPRETIVE LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE CIRCUMSTANCES OF SUCH SALE OR TRANSFER.

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THE SALE, TRANSFER, OR ENCUMBRANCE OF THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO AN AGREEMENT DATED JANUARY 16, 2015 AMONG THE CORPORATION AND ITS SHAREHOLDERS. A COPY OF SUCH AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF THE CORPORATION AND ANY SHAREHOLDER MAY OBTAIN, UPON REQUEST AND WITHOUT CHARGE, A COPY THEREOF. THE AGREEMENT PROVIDES, AMONG OTHER THINGS, FOR CERTAIN VOTING AGREEMENTS AND CERTAIN RESTRICTIONS ON TRANSFER AND OBLIGATIONS TO SELL THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE FOR A DESIGNATED PURCHASE PRICE UPON CERTAIN EVENTS. BY ACCEPTING THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE, THE HOLDER AGREES TO BE BOUND BY SUCH AGREEMENT.

Whenever any Shares shall cease to be Shares covered by this Agreement, the holder thereof shall be entitled to receive without expense a new certificate or certificates for such shares omitting the legend set forth above.

6.9 Interpretive Principles. Unless the context otherwise clearly requires, as used in this Agreement, the masculine pronoun shall include the neuter and the feminine and the neuter pronoun shall include the masculine and the feminine. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing an instrument or any portion thereof to be drafted. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires (a) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision, (b) the terms “include” and “including” mean without limitation by reason of enumeration, (c) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or,” and (d) to the extent that there is any conflict between any term of this Agreement and the Securities Purchase Agreement, the terms of the Securities Purchase Agreement shall control.

6.10 Books and Records. The Company shall keep adequate books and records of the Company at the principal place of business of the Company or at such other place as the Directors may determine, setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Company. Such books and records shall be open to the inspection and examination of all Shareholders or their duly authorized representatives upon forty-eight (48) hours prior written request made to the President of the Company during ordinary business hours. The books and records of the Company shall be maintained at the principal business of the Company or at such other place as the Directors may determine for at least seven (7) years.

[Remainder of page intentionally left blank; signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have hereunto set their hands under seal, as of the date first above written.

PRECISION AEROSPACE COMPONENTS, INC.

By:
Name:
Title:

Shareholder Agreement

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PRECISION GROUP HOLDINGS LLC

By:
Name:
Title:

Shareholder Agreement

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C3 CAPITAL PARTNERS III, L.P. a Delaware limited partnership

By:	C3 Partners III, LLC
its General Partner

By:
D. Patrick Curran, Manager

Shareholder Agreement

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